Exhibit 99.1

STONEMOR PARTNERS L.P.

ANNOUNCES PRICING OF PRIVATE $175 MILLION DEBT OFFERING

LEVITTOWN, PA, May 16, 2013 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor”) announced today that it and its wholly owned subsidiary, Cornerstone Family Services of West Virginia Subsidiary, Inc. (“CFS West Virginia” and together, the “Issuers”), priced a private offering to eligible purchasers of $175 million aggregate principal amount of Senior Notes due 2021 (the “Notes”). The Notes mature on June 1, 2021 and will bear interest at a rate of 7.875% per year, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2013. The Notes are offered at an initial offering price of 97.832% of par, which equates to an effective yield to maturity of approximately 8.250%. The offering is expected to settle and close on May 28, 2013, subject to customary closing conditions. The purpose of the offering is to fund the pending tender offer and consent solicitation for the existing 10.25% Senior Notes due 2017 and to pay fees and expenses related to the offering, with the balance of the proceeds from the offering to be used to pay down borrowings outstanding under StoneMor’s credit facility. Payment of the Notes will be unconditionally guaranteed on a senior unsecured basis by StoneMor Operating LLC and each of StoneMor’s other existing and future wholly owned subsidiaries (other than CFS West Virginia) that guarantee, or are the borrowers under, StoneMor’s existing credit agreement.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act. This press release is being issued pursuant to Rule 135c under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected offering and the use of proceeds. These statements reflect StoneMor’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. StoneMor undertakes no obligation to update any forward-looking statements contained herein.

SOURCE: StoneMor Partners L.P.